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                                                                EXHIBIT NO. 21.1

                         SUBSIDIARIES OF THE CORPORATION

Name of Subsidiary                                State of Incorporation
------------------                                ----------------------

The First National Bank of Zanesville             National banking association
422 Main Street                                   under the laws of the
Zanesville, OH  43701                             United States

BFOH Capital Trust I                              Statutory business trust
422 Main Street                                   under the laws of the
Zanesville, OH  43701                             State of Delaware


The First National Bank of Zanesville operates under the name of First National Bank in Muskingum County, Ohio and under the divisional name of Bank First National outside of Muskingum County.